SECOND AMENDMENT TO LEASE

I.    PARTIES AND DATE.

This Second Amendment to Lease (“Amendment” or “Second Amendment to Lease”) dated \fed\ _April 24, 2026, is by and between JAMBOREE CENTER 4 LLC, a Delaware limited liability company (“Landlord”), and REDWOOD TRUST, INC., a Maryland corporation (“Tenant”).

II.    RECITALS.

On December 18, 2020, Landlord and Tenant entered into a lease, which lease was amended by a First Amendment to Lease dated December 3, 2021 (the “First Amendment”) (collectively, the “Lease”), in connection with approximately 34,375 rentable square feet of space known as Suites 800 and 900 (the “Current Premises”) in the building located at 4 Park Plaza, Irvine, California (“Building”).

Landlord and Tenant each desire to modify the Lease to terminate a portion of the leased Premises consisting of approximately 11,372 rentable square feet of space shown on Exhibit A attached to this Amendment and herein referred to as “Suite 800”,extend the Term as to the remainder of the leased premises, adjust the Basic Rent and make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III.    MODIFICATIONS.

A.Expiration of Suite 800. Tenant’s lease as to the Suite 800 will terminate naturally on April 30, 2027 (the “Expiration Date for Suite 800), provided that such expiration will not relieve Tenant of (i) any Rent or other charges owed by Tenant, or other obligations required of Tenant under the Lease through and including the Expiration Date for Suite 800, (ii) any obligations that are set forth in this Amendment that accrue prior to the Expiration Date for Suite 800 or otherwise survive such termination pursuant to the express terms of the Lease, as amended hereby, and (iii) any indemnity or hold harmless obligations set forth in the Lease as to Suite 800 that accrue prior to the Expiration Date for Suite 800 or otherwise survive such termination pursuant to the express terms of the Lease, as amended hereby. Tenant will quit and surrender possession of Suite 800 to Landlord on or before the Expiration Date for Suite 800 in the condition required by the provisions of Section 15.2 and other applicable provisions of the Lease.

B.Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.Effective as of May 1, 2027, Item 2 will be deleted in its entirety and the following substituted in lieu thereof:

“2.    Premises:    Suite No. 900 (The Premises are more particularly set forth in Section 2.1.)
    Building:    4 Park Plaza, Irvine, California 92614
    Project:    Jamboree Center”

2.    Item 5 is hereby deleted in its entirety and the following substituted in lieu thereof:

“5.    Expiration Date for Suite 900: April 30, 2032.”

3.    A.    Effective as of July 1, 2026, Item 6 will be modified to reflect the following rent chart applicable to Suite 900 only:

“6.    Basic Rent for Suite 900:

Months of Term or Period for Suite 900	Monthly Rate Per Square Foot for Suite 900	Monthly Basic Rent for Suite 900
7/1/26 to 6/30/27	$3.25	$74,759.75
7/1/27 to 6/30/28	$3.36	$77,290.08
7/1/28 to 6/30/29	$3.48	$80,050.44
7/1/29 to 6/30/30	$3.60	$82,810.80
7/1/30 to 6/30/31	$3.73	$85,801.19
7/1/31 to 4/30/32	$3.86	$88,791.58

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under the Lease, Tenant will be entitled to an abatement of 4 full calendar months of Basic Rent in the aggregate amount of $304,099.66 (the “Suite 900 Abated Basic Rent”) for the period beginning May 1, 2027, and ending June 30, 2027, in the amount of $149,519.50 and beginning July 1, 2027, and ending August 31, 2027, in the amount of $154,580.16 (the “Suite 900 Abatement Period”). If Tenant is in monetary or material non-monetary Default at any time during the Term, the unamortized portion of the Suite 900 Abated Basic Rent will immediately become due and payable (it being understood that for purposes of this paragraph only, the Suite 900 Abated Basic Rent will be amortized on a straight-line basis, without interest, over the period commencing July 1, 2026 and expiring April 30, 2032). The payment by Tenant of the unamortized Suite 900 Abated Basic Rent in the event of a Default will not limit or affect any of Landlord's other rights, pursuant to the Lease or at law or in equity. Only Basic Rent will be abated during the Suite 900 Abatement Period and all other Rent and other costs and charges specified in the Lease will remain as due and payable pursuant to the provisions of the Lease.”

B.    The Basic Rent chart applicable to Suite 800, as reflected in Section III.A.4 of the First Amendment, shall continue to apply to Suite 800 through the Expiration Date for Suite 800, it being understood and agreed that no adjustment is being made via this Amendment to the Tenant’s obligation to pay the Basic Rent attributable to Suite 800 through the Expiration Date for Suite 800.

4.    Effective as of July 1, 2026, Item 7 will be modified as follows with respect to Suite 900 only, it being understood that Item 7 as pertains to Suite 800, and as reflected in Section III.A.5 of the First Amendment, shall remain applicable to Suite 800 through the Expiration Date for Suite 800:

“7. Property Tax Base for Suite 900: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2027 (the “Base Year”).

Project Cost Base for Suite 900: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every 12 month period during the Term (or portion thereof during the first and last Lease years) ending June 30.”

5.    Effective as of May 1, 2027, Item 8 will be deleted in its entirety and the following substituted in lieu thereof:

“8.    Floor Area of Premises: approximately 23,003 rentable square feet

Floor Area of Building: approximately 409,411 rentable square feet”

6.    Effective as of May 1, 2027, Item 9 will be deleted in its entirety and the following substituted in lieu thereof:

    “9.    Security Deposit. $97,670.74”

7.    Effective as of May 1, 2027, Item 11 will be deleted in its entirety and the following substituted in lieu thereof:

“11.    Parking: Tenant shall have the right, but not the obligation, to utilize up to 83 Parking Passes in accordance with the provisions set forth in Exhibit F to this Lease.”

C.Floor Plan. Effective as of May 1, 2027, Exhibit A to the Lease will be deleted in its entirety and Replacement Exhibit A attached hereto will be substituted in lieu thereof.

D.Security Deposit. On May 1, 2027, Tenant shall be refunded the difference between the Security Deposit currently being held by Landlord (i.e., $126,541.09, subject to any reductions thereto that may occur per the terms of Section 4.3 of the Lease (such amount, the “Current Security Deposit”)) and the reduced Security Deposit set forth in Section III.B.6 above (such difference, anticipated to be $28,870.35, the “Security Deposit Refund”). The Security Deposit Refund shall be returned to Tenant in the form of a Rent credit to be applied to Rent due from Tenant from and after May 1, 2027, until the entire Security Deposit Refund has been fully depleted.

E.Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant will not be obligated to pay Landlord for Tenant’s Share of Operating Expense excess accruing during the 12 month period commencing July 1, 2026.

F.Parking. Notwithstanding any contrary provision in the Lease, effective as of May 1, 2027,  Tenant may purchase from Landlord, up to 83 parking passes for unreserved parking as set forth in Item 11 of the Basic Lease Provisions (as reflected in the revised parking allotment set forth in Section III.B.7 of this Amendment) (the "Parking Passes").  Landlord agrees that Tenant may convert up to 8 of the Parking Passes to reserved stalls by providing written notice of such election to Landlord (the “Converted Stalls”). In addition, Tenant may utilize up to 21 additional unreserved Parking Passes during the period commencing on July 1, 2026 and expiring on April 30, 2032, on an as-available basis (the “Additional Parking Passes”). During the period commencing July 1, 2026, and ending April 30, 2032 only, the charge for the Parking Passes (including 38 unreserved Parking Passes attributable to Suite 800 (the “Suite 800 Parking Allotment”) which will no longer be available to Tenant after the Expiration Date for Suite 800) will be as follows: (i) $50.00 per Parking Pass for unreserved parking per month, (ii) if applicable, $135.00 per Converted Stall per month; and (iii) if applicable, $50.00 per Additional Parking Pass per month.  Thereafter, if Tenant remains in possession of the Premises, the parking charges will be at Landlord’s scheduled parking rates from time to time.  Notwithstanding the foregoing, the monthly charge for up to 83 Parking Passes and up to 8 Converted Stalls (i.e., not to include the Suite 800 Parking Allotment) will be abated during the period commencing July 1, 2026, and ending on June 30, 2027.

G.Tenant Improvements. Landlord will complete the Suite 900 Tenant Improvements in accordance with the provisions of Exhibit X, Second Amendment Work Letter, attached hereto.

H.    Tender. The Lease is hereby amended by adding the following to Section 10.2:

“Tenant will tender any action or proceeding for which it has indemnification obligations under this Lease to its insurer, and request coverage for its indemnity obligations expressly set forth herein to Landlord.  If Tenant is obligated to indemnify Landlord under this Lease, Tenant will accept reasonable tender of defense of any action or proceeding for which it has indemnifications under this Lease in which Landlord is named or made a party, within 14 days of the tender and will, subject to the limitations of Tenant’s indemnification obligations set forth herein and without prejudice, defend Landlord as provided herein until a final determination of Landlord’s liability is made. For purposes of this Section 10.2, "Landlord" includes Landlord and Landlord's directors, officers, shareholders, members, agents and employees. Tenant’s obligations under this Section 10.2 will survive the termination of this Lease.”

I.    Tenant’s Insurance. Exhibit D to the Lease, Tenant’s Insurance, is hereby amended by adding the following:

“4.        VENDORS AND CONTRACTORS INSURANCE. If Tenant hires any vendor or contractor to complete work on the Premises; Tenant will cause such vendor or contractor to comply with the following insurance requirements:

A.         Commercial general liability insurance with coverage limits of not less than $1,000,000 combined single limit for bodily injury, personal injury, death and property damage liability per occurrence or the current limit carried by vendor or contractor, whichever is greater,

B.         Worker's compensation coverage as required by applicable law, including employer's liability coverage with a limit of not less than $1,000,000 each employee, each accident and each disease.

C.         Vendor or Contractor and its insurer(s) providing the insurance coverages described in this Section 4 Parts A, and B above, will waive any and all rights of recovery against Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors.

D.         The commercial general liability insurance policy required in Section 4 Part A, will name Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors as additional insured for both operations and product completed operations coverage.  Such coverage will be primary and non-contributory to any insurance or self-insurance carried by Landlord and all entities controlling, controlled by, or under common control with Landlord.”

J.    Rules and Regulations. Exhibit E to the Lease titled “Rules and Regulations,” is hereby deleted in its entirety and substituted with the attached Replacement Exhibit E in lieu thereof.

K.    Right to Extend. Section 2 of Exhibit G to the Lease titled “Right to Extend,” as amended by Section III.F of the First Amendment will remain in full force and effect during the Term, as modified hereby.

L.    Existing Furniture. Section 3 of Exhibit G (erroneously labeled as Section 2) to the Lease titled “Existing Furniture,” will remain in full force and effect during the Term, as extended hereby.

M.    Right of First Offer. Section III.G of the First Amendment titled “Right of First Offer,” will remain in full force and effect during the Term in respect of the Current Premises and Premises, as applicable. The First Right Space (as defined in the First Amendment) shall hereafter be deemed to mean Suite 800 on the eighth (8th) floor of the Building.

IV.    GENERAL.

A.Effect of Amendment. The Lease will remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

C.Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease will have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.Counterparts; Digital Signatures. This Amendment may be executed in one or more counterparts, each of which will constitute an original and all of which will be one and the same agreement. The parties expressly agree that one or each of the parties may execute and deliver this Amendment electronically using a certificate-based electronic signature and delivery software service approved and initiated by Landlord that provides an audit trail and method for authenticating signers (the “Approved Service”). The Approved Service will have the same legal effect as a handwritten signature and will be admissible evidence of the parties' mutual intent to be legally bound by this Amendment. The parties declare that they have received all of the information required to be fully aware of the certificate-based electronic signature software process and each party hereby waives any claim which it may have against the enforceability of this Amendment based on the use of the Approved Service.

F.Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord will be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Cushman & Wakefield (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, will be binding and enforceable in connection with the negotiation of this Amendment.

V.    EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

JAMBOREE CENTER 4 LLC,
a Delaware limited liability company

By: /s/ Beau G. Rawi6\

Beau G. Rawi
Senior Vice President, Leasing
Office Properties

By: /s/ Stacy Nishioka\

Stacy Nishioka
Vice President, Operations
Office Properties

\in9\
TENANT: REDWOOD TRUST, INC., a Maryland corporation By: /s/ Sasha Macomber\ Sasha Macomber Chief Human Resources Officer

REPLACEMENT EXHIBIT A
4 Park Plaza, Suite 900

REPLACEMENT EXHIBIT E

RULES AND REGULATIONS

The following Rules and Regulations will be in effect at the Building. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions at any time. In the case of any conflict between these regulations and the Lease, the Lease will be controlling.

1.    Tenant will not obstruct any sidewalks, halls, passages, elevators, stairways, or other common areas, or use such areas for storage, for depositing items, or for any purpose other than for ingress to and egress from the Premises. If Tenant has access to any balcony or patio area, Tenant will not place any furniture or other personal property in such area without the prior written approval of Landlord.

2.    Neither Tenant nor any employee or contractor of Tenant will go upon the roof of the Building without the prior written consent of Landlord.

3.    Tenant will be required to utilize, at Tenant’s expense, the third-party contractor designated by Landlord for the Building to provide any telephone wiring services from the minimum point of entry of the telephone cable in the Building to the Premises.

4.    Tenant will not install any antenna or satellite dish without the prior written agreement of Landlord.

5.    Tenant will not cover or obstruct any sashes, sash doors, windows, glass lights, solar film, solar screen, or any lights or skylights that reflect or admit light into the halls or other places of the Building. If Landlord objects to any such covering or obstruction, Tenant must immediately remove such covering or obstruction upon written notice from Landlord. The interior of the Premises visible from outside the Premises must be maintained in a visually professional manner and consistent with a first-class office building. Tenant will not place any unsightly items (as determined by Landlord in its reasonable discretion) along the exterior glass line of, or entrance door or windows to, the Premises including, but not limited to, boxes, and electrical and data cords. No awnings will be permitted on any part of the Premises.

6.    The installation and location of any unusually heavy equipment in the Premises, including, without limitation, file storage units, safes, and electronic data processing equipment, will require the prior written approval of Landlord. The moving of large or heavy objects will occur only between those hours as may be designated by, and only upon previous notice to, Landlord. No freight, furniture or bulky matter of any description will be received into or moved out of the lobby of the Building or carried in any elevator other than the freight elevator (if available) designated by Landlord unless approved in writing by Landlord.

7.    Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event will plastic tubing be used for that purpose.

8.    Tenant will not place any lock(s) on any door in the Premises or the Building without Landlord’s prior written consent, which consent will not be unreasonably withheld. Upon the termination of its tenancy, Tenant must deliver to Landlord all the keys to offices, rooms and toilet rooms and all access cards that will have been furnished to Tenant or that Tenant has had made.

9.    Tenant will not install equipment requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written approval from Landlord.

10.    Tenant will not use space heaters, daisy-chained extension cords or other equipment that poses a safety or fire risk within the Premises.

11.    Tenant will not do or permit anything to be done in the Premises, or bring or keep anything in the Premises, that will in any way increase the insurance on the Building, or on the property kept in the Building, or interfere with the rights of other tenants, or conflict with any governmental rule or regulation.

12.    Tenant will not use or keep any foul or noxious gas or substance in the Premises.

13.    Tenant will not permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business with other tenants.

14.    Tenant will not permit any pets or animals in or about the Building. Bona fide service dogs (collectively, “Service Dogs”) are permitted in the Premises and Common Areas so long as such Service Dogs (a) remain under the direct control of the individual the Service Dog serves at all times,

(b) remain on a leash while in the Common Areas (and such leash is no longer than 6’), unless the Service Dog is under voice control of its owner, in which case no leash is required, (c) only utilize designated pet relief areas for animal waste, and (d) do not disturb or threaten others.

15.    Neither Tenant nor its employees, agents, contractors, invitees, or licensees will bring any firearm, whether loaded or unloaded, into the Project at any time.

16.    Smoking tobacco, including via personal vaporizers or other electronic cigarettes, anywhere within the Premises, Building or Project is strictly prohibited, except that smoking tobacco may be permitted outside the Building and within the Project only in areas designated by Landlord. Smoking, vaping, distributing, growing, or manufacturing marijuana or any marijuana derivative anywhere within the Premises, Building or Project is strictly prohibited.

17.    Tenant will not install an aquarium of any size in the Premises unless otherwise approved in writing by Landlord.

18.    Tenant will not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name. Landlord will have the right to change the name, number or designation of the Building or Project without liability to Tenant. Tenant will not use any picture of the Building in its advertising, stationery or in any other manner.

19.    Upon request by Landlord, Tenant will supply Landlord with the names and telephone numbers of personnel designated by Tenant to be contacted on an after-hours basis if circumstances warrant.

20.    Tenant will not ride, operate, or in any way propel any bicycle, scooter, skateboard, roller skates, roller blades, hoverboard, or any similar wheeled or non-wheeled personal transportation device (collectively, "Wheeled Devices"), whether manually or electrically powered, within the interior of the Building. Wheeled Devices must be walked or carried when entering or exiting the Building. Notwithstanding the foregoing, bicycles (electric or otherwise) and, at Landlord’s discretion, other Wheeled Devices, must be stored exclusively in the designated storage areas provided by Landlord in the Common Areas.

21.    Landlord may, from time to time, grant tenants individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

22.    Fitness Center Rules. Tenant will cause its employees (whether members or prospective members of the Fitness Center) to comply with the following Fitness Center rules and regulations (subject to change from time to time as Landlord may solely determine):

(a)Membership in the Fitness Center is open to the tenants of Landlord or its affiliates only. No guests will be permitted to use the Fitness Center without the prior written approval of Landlord or Landlord’s representative.

(b)Fitness Center users are not allowed to be in the Fitness Center other than the hours designated by Landlord from time to time. Landlord has the right to alter the hours of use of the Fitness Center, at Landlord’s sole discretion.

(c)All Fitness Center users must execute Landlord’s Waiver of Liability prior to use of the Fitness Center and agree to all terms and conditions outlined therein.

(d)Individual membership and guest keycards to the Fitness Center will not be shared and will only be used by the individual to whom such keycard was issued. Failure to abide by this rule may result in immediate termination of such Fitness Center user’s right to use the Fitness Center.

(e)All Fitness Center users and approved guests must have a pre-authorized keycard to enter the Fitness Center. A pre-authorized keycard will not be issued to a prospective Fitness Center user until receipt by Landlord of Landlord’s initial fee, if any, for use of the Fitness Center by such Fitness Center user(s).

(f)Use of the Fitness Center is a privilege and not a right. Failure to follow gym rules or to act inappropriately while using the facilities will result in termination of Tenant’s Fitness Center privileges.

EXHIBIT X

SECOND AMENDMENT WORK LETTER

The Tenant Improvement/refurbishment work to Suite 900 (herein “Suite 900 Tenant Improvements”) will consist of any work required to complete Suite 900 pursuant to plans and specifications approved by both Landlord and Tenant. All of the Suite 900 Tenant Improvements will be performed by a contractor selected by Landlord and in accordance with the procedures and requirements set forth below. Should Tenant’s scope of work require a permit, Landlord’s contractor will be selected on the basis of a competitive bid submitted by one general contractor designated by Landlord and up to 2 other general contractors approved in writing by Landlord to construct the Suite 900 Tenant Improvements.

I.    ARCHITECTURAL AND CONSTRUCTION PROCEDURES

A.    Tenant and Landlord will approve both (i) a detailed space plan for the Premises, prepared by the architect engaged by Landlord for the work described herein (“Landlord’s Architect”), which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements (“Preliminary Plan”), and (ii) an estimate, prepared by the contractor engaged by Landlord for the work herein (“Landlord’s Contractor”), of the cost for which Landlord will complete or cause to be completed the Suite 900 Tenant Improvements (“Preliminary Cost Estimate”). Tenant will approve or disapprove each of the Preliminary Plan and the Preliminary Cost Estimate by signing copies of the appropriate instrument and delivering same to Landlord within 5 business days of its receipt by Tenant. If Tenant disapproves any matter, Tenant will specify in detail the reasons for disapproval and Landlord will attempt to modify the Preliminary Plan and the Preliminary Cost Estimate to incorporate Tenant’s suggested revisions in a mutually satisfactory manner.

B.    On or before its approval of the Preliminary Plan, Tenant will provide in writing to Landlord or Landlord’s Architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant’s final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant’s equipment, and details of all other non-building standard improvements to be installed in the Premises (collectively, “Programming Information”).

C.Upon Tenant’s approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord’s Architect and engineers will prepare and deliver to the parties working drawings and specifications (“Working Drawings and Specifications”), and Landlord’s Contractor will prepare a final construction cost estimate (“Final Cost Estimate”) for the Suite 900 Tenant Improvements in conformity with the Working Drawings and Specifications. Tenant will have 5 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications and the Final Cost Estimate, such disapproval will be accompanied by a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord will be incorporated by Landlord’s Architect into a revised set of Working Drawings and Specifications and Final Cost Estimate, and Tenant will approve same in writing within 5 business days of receipt without further revision.

D.    In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications (“Change”), then provided such Change is acceptable to Landlord, Landlord will advise Tenant by written change order as soon as is practical of any increase in the Completion Cost such Change would cause. Tenant will approve or disapprove such change order in writing within 5 business days following its receipt from Landlord. Tenant’s approval of a Change will be accompanied by Tenant’s payment of any resulting increase in the Completion Cost, after application of any unutilized portion of the “Landlord Contribution” as defined below. It is understood that Landlord will have no obligation to interrupt or modify the Suite 900 Tenant Improvements pending Tenant’s approval of a change order.

E.    It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, will be subject to the prior reasonable approval of Landlord. Landlord will identify any reasonably disapproved items within 3 business days (or 2 business days in the case of Changes) after receipt of the applicable document. In lieu of disapproving an item, Landlord may approve same on the condition that Tenant pay to Landlord, prior to the start of construction and in addition to all sums otherwise due hereunder, an amount equal to the cost, as reasonably estimated by Landlord, of removing and replacing the item upon the expiration or termination of the Lease. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the Landlord Contribution, Tenant will, in addition to its other obligations herein, promptly fund the cost thereof to Landlord.

F.    It is understood that all or a portion of the Suite 900 Tenant Improvements will be done during Tenant’s occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result. Tenant further agrees that it will be solely responsible for relocating its office equipment and furniture in the Premises in order for Landlord to complete the work in the Premises (unless such relocation is a component of the Tenant Improvements) and that no rental abatement will result while the Suite 900 Tenant Improvements are completed in the Premises.

G.    Tenant hereby designates Micaela Lumpkin, Telephone No. (949) 344-7897, Email: Micaela.lumpkin@cvest.com as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord will be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

II.    COST OF SUITE 900 TENANT IMPROVEMENTS

A.    Landlord will complete, or cause to be completed, the Suite 900 Tenant Improvements, at the construction cost shown in the approved Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord will pay towards the final construction costs (“Completion Cost”) as incurred a maximum of $345,045.00 (“Landlord Contribution”), based on $15.00 per rentable square foot of the Premises, and Tenant will be fully responsible for the remainder (“Tenant Contribution”). If the actual cost of completion of the Suite 900 Tenant Improvements is less than the maximum amount provided for the Landlord Contribution, then subject to all other rights of Tenant in this Exhibit X, such savings will inure to the benefit of Landlord and Tenant will not be entitled to any credit or payment or to apply the savings toward additional work. The Landlord Contribution must be utilized by June 30, 2027.

B.    The Completion Cost will include all direct costs of Landlord in completing the Suite 900 Tenant Improvements, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work (excluding any furniture, fixtures and equipment relating to the Premises), and (iv) keying and signage costs. The Completion Cost will also include an administrative/supervision fee to be paid to Landlord in the amount of 3% of the Landlord Contribution (after deducting from the total Landlord Contribution any portion thereof utilized as an FF&E Allowance or a Basic Rent Credit as permitted below).

C.    Prior to start of construction of the Suite 900 Tenant Improvements, Tenant will pay to Landlord the amount of the Tenant Contribution set forth in the approved Final Cost Estimate, as applicable. In addition, if the actual Completion Cost of the Suite 900 Tenant Improvements is greater than the Final Cost Estimate because of modifications or extras requested by Tenant and not reflected on the approved working drawings, or because of delays caused by Tenant, then after first applying any unused portion of the Landlord Contribution, Tenant will pay to Landlord, within 10 days following submission of an invoice therefor, all such additional costs, including any additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay Rent under the Lease.

D.    In consideration of the execution of this Amendment by Tenant, Landlord will reimburse Tenant, up to the total amount of the FF&E Allowance (hereinafter defined) for its actual third-party out-of-pocket permitted expenses, which permitted expenses may include Tenant’s moving costs, data cabling, furniture, fixtures and equipment purchases/relocation/reconfiguration for the Premises (“FF&E Expenses”) or as a credit against Tenant’s Basic Rent obligations under the Lease, as amended hereby, pursuant to the terms of this Section II.D of Exhibit X. Tenant agrees that all FF&E Expenses for which Tenant seeks reimbursement from the FF&E Allowance must be supported by paid third-party invoices in order to be reimbursed, and the total amount to be reimbursed by Landlord will not exceed an amount equal to the lesser of (i) the remaining Landlord Contribution after payment of all costs of the Suite 900 Tenant Improvements, and (ii) $7.00 per rentable square foot of the Premises (such amount, as the case may be, the “FF&E Allowance”). Reimbursement from the FF&E Allowance will be paid by Landlord in one lump-sum payment within 30 days following Landlord’s receipt of all of Tenant’s third-party paid invoices for any such permitted FF&E Expenses. Tenant may use any portion of the FF&E Allowance (to the extent not used to reimburse Tenant’s FF&E Expenses) as a credit towards Tenant’s Basic Rent obligations under the Lease, as amended hereby, by delivering irrevocable written notice thereof to Landlord (the “Rent Credit Notice”) on or before June 30, 2027, time being of the essence. If Tenant timely delivers a Rent Credit Notice, the portion of the FF&E Allowance specified in such Rent Credit Notice (such amount, the “Basic Rent Credit”) will be applied as a credit against Tenant’s Basic Rent obligations for Suite 900 under the Lease, as amended hereby, and such credit will be applied in equal monthly amounts over the period of time commencing July 1, 2027, through April 30, 2032. Any portion of the FF&E Allowance not utilized by Tenant, as evidenced by third party paid invoices submitted to Landlord on or before June 30, 2027, and/or by delivery of a Rent Credit Notice on or before June 30, 2027, will inure to the benefit of Landlord and Tenant will not be entitled to any credit or payment for any unused FF&E Allowance funds.  Notwithstanding anything to the contrary contained herein, Landlord will have no obligation to pay any portion of the FF&E Allowance (including any application of the Basic Rent Credit) during any period where Tenant is in Default under the Lease beyond any applicable notice and cure period.